Exhibit 23.4

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated May 4, 2011, with respect to the consolidated financial statements of KeySource Financial, Inc. as of December 31, 2010 and for the year then ended contained in this Registration Statement and Proxy Statement/Prospectus on Form S-4 of BNC Bancorp. We consent to the use of the aforementioned report in the Registration Statement and Proxy Statement/Prospectus and to the use of our name as it appears under the caption “Experts.”

GRANT THORNTON LLP

/s/ Grant Thornton LLP

Raleigh, North Carolina

April 26, 2012